UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2009

American Medical Alert Corp.
(Exact name of registrant as specified in its charter)

New York	333-54992	11-2571221
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3265 Lawson Boulevard, Oceanside, New York	11572
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (516) 536-5850

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement of communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information disclosed under Item 5.02(e) is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c)           On January 19, 2009, the board of directors of American Medical Alert Corp. (the “Company”) appointed Richard Rallo as the Chief Operating Officer of the HSMS Division of the Company.  Mr. Rallo is also the Chief Financial Officer of the Company, a position that Mr. Rallo has held since 2003.

A brief description of the material terms of Mr. Rallo’s employment with the Company is set forth below in Item 5.02(e).

Mr. Rallo, age 44, joined the Company as the Controller in February 2001 and became the Chief Financial Officer in April 2003.  Mr. Rallo is a Certified Public Accountant and holds a BS degree in accounting from the University of Denver.

(e)           On January 19, 2009, the Company entered into an employment agreement (the “Employment Agreement”) with Richard Rallo, whereby Mr. Rallo’ employment will be continued for a term of 3 years, commencing January 1, 2009.  Mr. Rallo will continue in his current role as the Company’s Chief Financial Officer and will also assume the role of the Chief Operating Officer of the HSMS Division.

Mr. Rallo shall be entitled to receive the following base salary amounts: $215,000 per annum, for the period beginning January 1, 2009 and ending December 31, 2009; $232,500 per annum, for the period beginning January 1, 2010 and ending December 31, 2010; and $250,000 per annum, for the period beginning January 1, 2011 and ending December 31, 2011.  Mr. Rallo will also be entitled to receive 21,500 shares of the Company’s common stock which shares shall vest, subject to certain acceleration conditions, on the condition that Mr. Rallo remains employed by the Company on the applicable date, as follows: 6,500 shares on December 31, 2009; 7,000 shares on December 31, 2010; and 8,000 shares on December 31, 2011.  The Employment Agreement is terminable upon certain specified events constituting Cause (as defined in the Employment Agreement) and in certain circumstances upon a Change in Control (as defined in the Employment Agreement).  The Employment Agreement is also terminable by the Company without Cause, in which case Mr. Rallo shall be entitled to receive all of the salary and stock compensation provided for in the Employment Agreement.

Unless Mr. Rallo is terminated for Cause, in the event that the Company does not offer Mr. Rallo to enter into a written employment agreement with terms and conditions no less favorable than substantially the same terms and conditions as the Employment Agreement to begin immediately following the expiration of the Employment Agreement, Mr. Rallo shall receive payment of base salary, based on the then applicable salary level, for a period of twelve (12) months, commencing seven (7) months following the date of the expiration of the Employment Agreement.

In the event that Mr. Rallo should become disabled and be unable to perform his duties for a period of one hundred eighty (180) consecutive days or an aggregate of more than one hundred eighty (180) consecutive days in any 12 month period, the Company may terminate the Employment Agreement after the expiration of such period.

In the event of his death during the term of the Employment Agreement, Mr. Rallo’s estate or such other person as he designated will be entitled to receive his base salary for a period of one year from the date of his death.

In addition, in the event that there is a Change in Control and Mr. Rallo’s employment with the Company is terminated following such Change in Control under certain conditions, Mr. Rallo shall be entitled to receive a lump sum payment equal to 2.99 times his average annual total compensation, as measured for the past 5 years, in lieu of any remaining obligations of the Company under the Employment Agreement.  The Employment Agreement also provides for certain non-competition and non-solicitation covenants by Mr. Rallo.

The Employment Agreement replaces the Company’s previously disclosed employment agreement with Mr. Rallo which expired pursuant to its terms on December 31, 2008.

A copy of the Employment Agreement is filed herewith as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Exhibit Name

10.1	Employment Agreement, dated as of January 1, 2009, between American Medical Alert Corp. and Richard Rallo.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 23, 2009

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Jack Rhian
Name: Jack Rhian Title: President and Chief Executive Officer